EXHIBIT 99.1
PC MALL COMPLETES ACQUISITION OF SARCOM, INC.
Torrance, California — September 17, 2007 — PC Mall, Inc. (NASDAQ: MALL) today announced that it has completed the acquisition of privately-held SARCOM, Inc. (“SARCOM”), one of the nation’s largest independent IT solutions providers. PC Mall announced on August 20, 2007 that it has entered into an agreement to acquire SARCOM. The acquisition was effected by merging a subsidiary of PC Mall into SARCOM, with SARCOM becoming a wholly-owned subsidiary of PC Mall following the closing of the transaction. PC Mall completed the acquisition for an aggregate purchase price of $55 million, consisting of $47.5 million in cash and $7.5 million in shares of PC Mall stock.
The purchase price is subject to adjustment, within 30 days following the close of the transaction, on a dollar for dollar basis to the extent that SARCOM’s net asset value (as defined in the merger agreement) is greater or less than $19.6 million at closing. PC Mall and SARCOM are currently evaluating the net asset value as of the closing.
SARCOM, headquartered in Columbus, Ohio, has served the mid-market and enterprise market for over 20 years and currently specializes in providing enterprise hardware and software solutions, procurement solutions and a full range of professional and managed services. PC Mall believes that the acquisition of SARCOM will enhance PC Mall’s capabilities as a reseller of advanced technology product solutions and services.
About the Companies
PC Mall, Inc.
PC Mall, together with its subsidiaries, (the “Company”) is a rapid response supplier of technology solutions for businesses, government and educational institutions as well as consumers. More than 100,000 different products from companies such as, but not limited to, Apple, HP, IBM, Lenovo and Microsoft are marketed to customers using relationship-based selling, direct marketing, catalogs and the Internet. Customer orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.
SARCOM, Inc.
SARCOM is a leader in technology services and solutions that help businesses effectively manage and leverage Information Technology. It delivers technology solutions through multi-vendor relationships, high service levels, national reach and commitment to total customer satisfaction. SARCOM’s services include product procurement, service support, system design, implementation and education, and e-procurement solutions at http://www.SARCOM.com. SARCOM’s customers are generally “Fortune 1000” companies, professional firms, and governmental, education, and nonprofit organizations located in the United States.
Forward-Looking Statement Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding the Company’s expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements related to the Company’s ability to complete its review of the net asset value at the close of the acquisition of SARCOM and the timing of such review, the impact of the acquisition on the Company’s business, operations and earnings, the continued development and growth of the IT solutions business, the Company’s ability to achieve any level of sales and the Company’s ability to reduce its costs and improve its operating results. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks associated with acquisitions and investments, including the challenges and costs of closing, integration, and achieving anticipated synergies expected from the acquisition; the failure of either party to agree on the net asset value at closing; the ability to retain key personnel after the merger; each company’s ability to successfully execute its business strategies; competitive conditions in the industry; delays or reductions in spending on information technology by customers; competitive pressures, including pricing and new product and service offerings; the impact of any acquisition on relationships with key customers and vendors; business cycles affecting the markets in which the companies conduct business; uncertainties relating to the relationship of the number of account executives and productivity; decreases in revenues related to consumer, commercial and public sector sales including, but not limited to, potential decreases in sales resulting from the loss of customers; risks related to our ability to retain key personnel; potential decreases in sales related to changes in our vendors products; increased competition and pricing pressures, including, but not limited to, increased competition from direct sales by some of our largest vendors; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets and to integrate companies we may acquire; risks due to shifts in market demand or price erosion of owned inventory; litigation by or against us; inability to convert back orders to completed sales; and economic conditions generally. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s Form 10-Q for the 2007 fiscal quarter ended June 30, 2007, on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. The Company’s sales for the monthly periods or any other periods provided herein are not necessarily indicative of the sales that may be expected for any other monthly period or for the full year. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statements.
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Contact:
PC Mall, Inc.
Frank Khulusi, Chairman, President and CEO
Brandon LaVerne, Interim CFO
310-354-5600
Genesis Select
Bud Zuckerman, Investor Relations
303-415-0200

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